Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS RESULTS

Q4 NET SALES, EPS AND CASH EXCEED OUTLOOK

2018 EPS OUTLOOK:  $2.24-$2.28 +16% to +18% ADJUSTED

ANNOUNCES 14% DIVIDEND INCREASE

2017 Fourth Quarter Results	2017 Full Year Results
•Sales growth +15.3%; Organic +3.4%	•Sales growth +8.1%; Organic +2.7%
•Gross Margin +110 bps.; Adjusted +50 bps. •Operating Margin +150 bps.; Adjusted +90 bps. •EPS growth +281%; Adjusted +18%	•Gross Margin +30 bps.; Adjusted +10 bps. •EPS growth +66%; Adjusted +10% •Cash from operations $681 million, +4.0%

EWING, NJ, FEBRUARY 5, 2018 – Church & Dwight Co., Inc. (NYSE: CHD) today announced that full year 2017 EPS increased 66% to $2.90 per share.  Full year adjusted EPS increased 10% from $1.77 to $1.94 per share, exceeding the Company’s outlook.

Full year adjusted EPS excludes a 2017 one-time tax benefit (non-cash) of $272.9 million ($1.06 EPS) to adjust deferred tax accounts and reflect deemed repatriation of foreign subsidiary earnings as a result of the Tax Cuts and Jobs Act (TCJA), a charge related to the sale of the Brazilian Specialty Products business (-$0.01), a U.K. pension settlement charge (-$0.12) and a tax benefit ($0.03) from a prior year joint venture impairment charge.

Full year net sales grew 8.1% to $3,776.2 million.  Organic sales grew 2.7% driven by volume growth of 5.0%, partially offset by 2.3% from higher promotional investments.  Growth in Consumer Products and Specialty Products was 2.5% and 5.3%, respectively.

Matthew Farrell, Chief Executive Officer, commented, “Q4 organic sales growth exceeded our outlook in all three segments.  Our Q4 category growth improved sequentially and year over year.  The Consumer Domestic business had strong volume growth in Q4 while the promotional environment improved.  In the domestic business, 7 out of 11 power brands exceeded category growth in 2017.  The investments in our international business, particularly export, are paying off as evidenced by consistent organic growth which we expect to continue.  In 2017, we made a great acquisition with Waterpik.  Finally, we concluded the year with strong growth in our animal productivity business.  We are hitting on all cylinders.”

Fourth Quarter Review

Reported net sales increased $137.1 million or 15.3% to $1,033.1 million.  Organic sales growth of 3.4% exceeded the Company’s outlook of 2.5% driven by volume growth of 4.3%.  Reported EPS increased 281% to $1.60 per share.  Excluding the one-time tax benefit, adjusted EPS increased 18% to $0.52 per share exceeding the Company’s outlook of $0.50 per share.

Consumer Domestic net sales were $787.8 million, a $92.4 million or 13.3% increase.  Organic sales increased 2.7% due to higher volume (+4.0%) offset by price (-1.3%).  Growth was led by VITAFUSION adult gummy vitamins, ARM & HAMMER liquid and unit dose laundry detergent, SPINBRUSH toothbrushes, ORAJEL oral analgesics, BATISTE dry shampoo and ARM & HAMMER baking soda.  Volume growth was driven by key new product launches and personal care sales growth.

Consumer International net sales were $170.1 million, a $42.5 million or 33.3% increase driven by recent acquisitions and broad based household and personal care sales growth.  Organic sales increased 5.8% due to higher volume (+6.0%) offset by price (-0.2%).  Sales were driven primarily by STERIMAR and OXICLEAN in the export business, ARM & HAMMER cat litter and BATISTE in Canada, and STERIMAR, ARM & HAMMER toothpaste and OXICLEAN in Mexico.

Specialty Products net sales were $75.2 million, a $2.2 million or 3.0% increase.  Organic sales increased 5.1% due to higher volume (+2.8%) and commodity pass-through pricing (+2.3%) primarily in the animal productivity business.

Gross margin increased 110 basis points to 46.6%.  Excluding the prior year Brazil charge, adjusted gross margin increased 50 basis points.  The increase was primarily driven by productivity programs, volume and the positive impact of acquisitions and divestitures.

Marketing expense was $120.6 million, an increase of $4.3 million or 3.7%.  Marketing expense as a percentage of net sales decreased 130 basis points to 11.7% as spending had been shifted to earlier quarters.

Selling, general, and administrative expense (SG&A) was $146.1 million or 14.1% of net sales, a 90 basis point increase, entirely due to acquisitions and intangible amortization costs.

Income from Operations was $214.7 million or 20.8% of net sales.

The effective tax rate was -104.2% compared to 34.9% in 2016.  The 2017 adjusted tax rate was 33.2% compared to 2016 adjusted rate of 33.9%.  2017 was impacted by the U.S. tax reform while 2016 was impacted by the Brazil impairment charge.

Operating Cash Flow

For the full year 2017, net cash from operating activities was $681.5 million, a $26.2 million increase from the prior year due to higher cash earnings partially offset by an increase in working capital.  The working capital increase was primarily driven by higher inventories and deferred compensation payments.  Capital expenditures for the full year were $45.0 million, a $4.8 million decrease from the prior year.

At December 31, 2017, cash on hand was $278.9 million, while total debt was $2,374.3 million.

14% Dividend Increase

The Company’s Board of Directors today declared an 14% increase in the regular quarterly dividend from $0.19 to $0.2175 per share, equivalent to an annual dividend of $0.87 per share.  This raises the dividend payout from $195 million to approximately $215 million.  The quarterly dividend will be payable March 1, 2018 to stockholders of record at the close of business on February 15, 2018.  This is the 22nd consecutive year in which the Company has increased the dividend.  The Company has paid a regular consecutive quarterly dividend for 117 years.

Mr. Farrell commented, “This action reflects the Company’s desire for stockholders to benefit from our strong growth and is an indication of our confidence in the continuation of the Company’s strong performance.  The Company expects to generate significant cash flow over the next three years.  Our robust cash flow enables us to deliver higher value directly to our stockholders while maintaining significant financial flexibility.”

Focus on Asia Pacific

The Company has partnered with DKSH to be our master distributor in Southeast Asia.  DKSH is the premier distributor in that region.  The emphasis will be on Hong Kong, Thailand, Singapore and Malaysia.  DKSH will provide marketing, sales, distribution and logistics services across the four markets for Church & Dwight’s household and personal care products.  We are also investing resources for our animal productivity business in Asia Pacific.

2018 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we are pleased to announce 2018 new product launches in several categories.  We are launching ARM & HAMMER CLUMP & SEAL lightweight unscented cat litter with guaranteed 7-day odor control which builds on the success of our innovative CLUMP & SEAL franchise.  We are expanding our ODOR BLASTERS laundry platform leveraging technology that helps eliminate tough odors.  We are introducing new VITAFUSION and L’IL CRITTERS probiotics gummy vitamins supporting digestive health by providing friendly bacteria in a great tasting gummy.  WATERPIK is launching a water flosser to restore whiteness while flossing with a new infuser technology.  TROJAN is launching NIRVANA, an assortment of sensation condoms celebrating self-expression in an exclusive package design.  BATISTE will continue to expand distribution with three unique fragrances leveraging its 2017 growth and #1 U.S. share position.”

Outlook for 2018

Mr. Farrell stated, “We now expect EPS of $2.24 to $2.28 or adjusted EPS growth of 16%-18% (reported -21% to -23%) in 2018 which reflects continued strong business performance, a lower on-going tax rate, and reinvestment to accelerate growth and other long-term objectives.”

Mr. Farrell continued, “We expect sales growth of approximately 8% and organic sales growth of approximately 3%.  We expect gross margin to be flat as productivity programs will offset rising commodity costs and product enhancements.  While recent acquisitions require lower levels of marketing, we expect to increase our spending to sustain marketing at approximately 12% of sales.  SG&A will increase as a percentage of sales largely due to recent acquisitions which have intangible amortization expenses, integration costs and higher levels of SG&A.  The new tax law is expected to reduce our tax burden by lowering our effective tax rate to approximately 24-25% compared to 32% (excluding tax reform) for 2017.  Our estimate is based on our current understanding of the new Tax Act which may change as regulations are finalized.

For the first quarter, we expect sales growth of approximately 11% and organic sales growth of approximately 2%.  We expect EPS of $0.61 per share, a 19.6% reported increase over last year’s Q1 EPS and a 17.3% adjusted increase over last year’s Q1 EPS.”

Church & Dwight Co., Inc. will host a conference call to discuss fourth quarter and full year 2017 earnings results on February 5, 2018 at 12:30 p.m. Eastern time.  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 5097905.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions and divestitures; the impact of the Waterpik acquisition; capital expenditures; the impact of pension settlement charges; the impact of U.S. tax reform and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2017	2016	2017	2016
Net Sales	$1,033.1	$896.0	$3,776.2	$3,493.1
Cost of sales	551.7	488.0	2,046.6	1,902.5
Gross Profit	481.4	408.0	1,729.6	1,590.6
Marketing expenses	120.6	116.3	454.2	427.2
Selling, general and administrative expenses	146.1	118.3	542.7	439.2
Income from Operations	214.7	173.4	732.7	724.2
Equity in earnings (losses) of affiliates	2.9	2.5	10.8	9.2
Other income (expense), net	(18.9)	(6.4)	(50.8)	(27.5)
Income before Income Taxes	198.7	169.5	692.7	705.9
Income taxes	(206.9)	59.1	(50.7)	246.9
Net Income	$405.6	$110.4	$743.4	$459.0
Net Income per share - Basic	$1.63	$0.43	$2.97	$1.78
Net Income per share - Diluted	$1.60	$0.42	$2.90	$1.75
Dividends per share	$0.19	$0.18	$0.76	$0.71
Weighted average shares outstanding - Basic	248.9	256.4	250.6	257.6
Weighted average shares outstanding - Diluted	253.7	260.3	256.1	262.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2017	Dec. 31, 2016
Assets
Current Assets
Cash and Cash Equivalents	$278.9	$187.8
Accounts Receivable	345.9	287.0
Inventories	330.7	258.2
Other Current Assets	44.7	23.8
Total Current Assets	1,000.2	756.8
Property, Plant and Equipment (Net)	607.7	588.6
Equity Investment in Affiliates	9.3	8.5
Trade names and Other Intangibles	2,320.5	1,431.8
Goodwill	1,958.9	1,444.1
Other Long-Term Assets	118.2	124.3
Total Assets	$6,014.8	$4,354.1
Liabilities and Stockholders’ Equity
Short-Term Debt	$270.9	$426.8
Other Current Liabilities	664.1	575.1
Total Current Liabilities	935.0	1,001.9
Long-Term Debt	2,103.4	693.4
Other Long-Term Liabilities	758.4	680.9
Stockholders’ Equity	2,218.0	1,977.9
Total Liabilities and Stockholders’ Equity	$6,014.8	$4,354.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2017	2016

Net Income	$743.4	$459.0

Depreciation and amortization	125.4	107.6
Deferred income taxes	(237.6)	24.9
Non-cash compensation	18.1	16.0
Non-cash pension settlement charge	31.7	-
Other	(0.3)	3.6

Changes in assets and liabilities:
Accounts receivable	(9.7)	(12.7)
Inventories	(25.2)	19.2
Other current assets	10.2	2.1
Accounts payable and accrued expenses	30.3	50.5
Income taxes payable	(11.2)	32.8
Excess tax benefit on stock options exercised	-	(30.0)
Other	6.4	(17.7)
Net cash from operating activities	681.5	655.3

Capital expenditures	(45.0)	(49.8)
Acquisition	(1,260.0)	(305.3)
Other	1.6	0.5
Net cash (used in) investing activities	(1,303.4)	(354.6)

Net change in long-term debt	1,421.3	-
Net change in short-term debt	(155.8)	68.9
Payment of cash dividends	(190.4)	(183.0)
Stock option related	42.1	80.5
Purchase of treasury stock	(400.0)	(400.0)
Deferred financing and other	(18.3)	(6.0)
Net cash provided by (used in) financing activities	698.9	(439.6)

F/X impact on cash	14.1	(3.3)

Net change in cash and cash equivalents	$91.1	$(142.2)

2017 and 2016 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2017	12/31/2016	Change
Household Products	$411.4	$406.6	1.2%
Personal Care Products	376.4	288.8	30.3%
Consumer Domestic	$787.8	$695.4	13.3%
Consumer International	170.1	127.6	33.3%
Total Consumer Net Sales	$957.9	$823.0	16.4%
Specialty Products Division	75.2	73.0	3.0%
Total Net Sales	$1,033.1	$896.0	15.3%

	Twelve Months Ended		Percent
	12/31/2017	12/31/2016	Change
Household Products	$1,640.0	$1,593.4	2.9%
Personal Care Products	1,214.9	1,084.4	12.0%
Consumer Domestic	$2,854.9	$2,677.8	6.6%
Consumer International	621.1	525.2	18.3%
Total Consumer Net Sales	$3,476.0	$3,203.0	8.5%
Specialty Products Division	300.2	290.1	3.5%
Total Net Sales	$3,776.2	$3,493.1	8.1%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin excluding the effect of charges taken in 2016 and 2017 related to the Brazil Specialty Products business.  We believe that excluding these charges from gross margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted Operating Income and Margin:

This press release provides information regarding adjusted operating income and margin, which exclude the effect of charges taken in 2016 and in 2017 related to the Brazil Specialty Products business and a 2017 settlement charge related to our U.K. pension.  We believe that excluding these charges from operating income and margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted Tax Rate:

This press release provides information regarding the adjusted tax rate which excludes the 2017 impact of the U.S. tax reform and the 2016 impact related to the Brazil Specialty Products business.  We believe that excluding these charges from the tax rate provides a useful measure of the Company’s ongoing taxes and a more effective comparison to prior periods excluding significant one-time events.

Adjusted EPS:

This press release also presents adjusted EPS, namely, earnings per share calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.  Adjusted 2017 EPS excludes a one-time tax benefit to adjust deferred tax accounts and reflect deemed repatriation of foreign subsidiary earnings as result of the Tax Cuts and Jobs Act, charges related to the Brazil Specialty Products business, a U.K. pension settlement, a tax benefit from a joint venture impairment.  Adjusted EPS for 2016 excludes charges related to the Brazil Specialty Products business.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2017

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	15.3%	16.4%	13.3%	33.3%	3.0%
Less:
Acquisitions	11.8%	12.3%	10.6%	22.0%	5.9%
Add:
FX / Other	-0.9%	-0.8%	0.0%	-5.5%	0.0%
Divestitures	0.8%	-0.1%	0.0%	0.0%	8.0%

Organic Sales Growth	3.4%	3.2%	2.7%	5.8%	5.1%

	Twelve Months Ended 12/31/2017

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	8.1%	8.5%	6.6%	18.3%	3.5%
Less:
Acquisitions	6.0%	6.2%	5.2%	11.1%	3.7%
Add:

FX / Other	0.0%	0.0%	0.0%	-0.1%	-0.4%
Divestitures	0.6%	0.2%	0.0%	0.7%	5.9%

Organic Sales Growth	2.7%	2.5%	1.4%	7.8%	5.3%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2017		For the quarter ended December 31, 2016		Change
Adjusted Gross Profit and Margin Reconciliation
Gross Profit and Margin - Reported	$481.4	46.6%	$408.0	45.5%	110	bps
Brazil Charge	$-	0.0%	$4.9	0.6%	(60)	bps
Gross Profit and Margin - Adjusted (non-GAAP)	$481.4	46.6%	$412.9	46.1%	50	bps

Adjusted Operating Profit Margin Reconciliation
Operating Profit and Margin - Reported	$214.7	20.8%	$173.4	19.3%	150	bps
Brazil Charge	$-	0.0%	$4.9	0.6%	(60)	bps
Operating Profit and Margin - Adjusted (non-GAAP)	$214.7	20.8%	$178.3	19.9%	90	bps

Adjusted Income Tax Expense and Rate Reconciliation
Income Tax Expense and Rate - Reported	$(206.9)	-104.2%	$59.1	34.9%	(13,910)	bps
Brazil Charge - No $ Tax Effect	$-	0.0%	$-	-1.0%	100	bps
U.S. TCJA Tax Reform	$272.9	137.4%	$-	0.0%	13,740	bps
Income Tax Expense and Rate- Adjusted (non-GAAP)	$66.0	33.2%	$59.1	33.9%	(70)	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported		$1.60		$0.42	281.0%
Brazil Charge		$-		$0.02
U.S. TCJA Tax Reform		$(1.08)		$-
Diluted Earnings Per Share - Adjusted (non-GAAP)		$0.52		$0.44	18.2%

	For the year ended December 31, 2017		For the year ended December 31, 2016		Change
Adjusted Gross Profit and Margin Reconciliation
Gross Profit and Margin - Reported	$1,729.6	45.8%	$1,590.6	45.5%	30	bps
Brazil Charge	$1.3	0.0%	$4.9	0.2%	(20)	bps
Gross Profit and Margin - Adjusted (non-GAAP)	$1,730.9	45.8%	$1,595.5	45.7%	10	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported		$2.90		$1.75	65.7%
Brazil Charge		$0.01		$0.02
Joint Venture impairment Tax Benefit		$(0.03)		$-
U.K. Pension Termination		$0.12		$-
U.S. TCJA Tax Reform		$(1.06)		$-
Diluted Earnings Per Share - Adjusted (non-GAAP)		$1.94		$1.77	9.6%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2018	December 31, 2018
Reported Sales Growth	11%	8%
Less:
Acquisitions	9%	4%
FX / Other	1%	1%
Add:
Divestitures	1%	0%

Organic Sales Growth	2%	3%

	For the quarter ended
	March 31, 2018	March 31, 2017	Change
Forecasted Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.61	$0.51	19.6%
Brazil Charge	$-	$0.01
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.61	$0.52	17.3%

Reported Adjusted Income Tax Expense and Rate Reconciliation

For the Year
Ended
December 31, 2017
Income Tax Expense and Rate - Reported	-7.3%
U.S. TCJA Tax Reform	39.4%
Brazil Charge - No $ Tax Effect	0.1%
U.K. Pension Termination	1.1%
Joint Venture Impairment Tax Benefit	-1.1%
Income Tax Expense and Rate - Adjusted (non-GAAP)	32.2%

Forecasted Adjusted Diluted Earnings Per Share Reconciliation

	For the Year Ended December 31,
	2018	2017	% Change

Diluted Earnings Per Share - Reported	$2.24 - 2.28	$2.90	-21% to -23%

Brazil Charge	$-	$0.01

U.K. Pension Settlement Charge	$-	$0.12

Joint Venture Impairment Tax Benefit	$-	$(0.03)

U.S. TCJA Tax Reform	$-	$(1.06)

Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.24 - 2.28	$1.94	16% to 18%